UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 22, 2013

DEPOMED, INC.

(Exact name of registrant as specified in its charter)

001-13111

(Commission File Number)

California	94-3229046
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

7999 Gateway Blvd., Suite 300, Newark, California 94560

(Address of principal executive offices, with zip code)

(510) 744-8000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On January 22, 2013, Depomed, Inc. (“Depomed”) received a paragraph IV certification from Watson Laboratories, Inc. — Florida (“Watson”) advising Depomed of the filing of an Abbreviated New Drug Application (“ANDA”) with the U.S. Food and Drug Administration (the “FDA”) for a generic version of Glumetza® (metformin hydrochloride extended release tablets) 500 mg.  Santarus, Inc. (“Santarus”) promotes Glumetza in the U.S. under the terms of a commercialization agreement with Depomed.

Watson’s certification notice alleges that the four U.S. patents listed in the FDA’s Orange Book for Glumetza 500 mg, with expiration dates in 2016, 2020 and 2021, will not be infringed by Watson’s proposed product, are invalid and/or are unenforceable.

Depomed and Santarus are evaluating the paragraph IV certification.  The parties have 45 days from the receipt of the paragraph IV certification to commence a patent infringement lawsuit against Watson that would automatically stay, or bar, the FDA from approving Watson’s ANDA for 30 months or until a district court decision that is adverse to the asserted patents, whichever is earlier.

In April 2012, Depomed filed a lawsuit against Watson in the U.S. District Court for the District of Delaware, in response to an ANDA and paragraph IV certification filed by Watson regarding Watson’s intent to market a generic version of Glumetza 1000 mg, which litigation is ongoing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEPOMED, INC.

Date: January 23, 2013	By:	/s/ Matthew M. Gosling
Matthew M. Gosling
Senior Vice President and General Counsel